Exhibit 1A (4C)

A CONFIDENTIALITY REQUEST HAS BEEN MADE FOR THIS EXHIBIT PURSUANT TO SEC RULE 406

CONTRACT OF OPERATION & MAINTENANCE OF DGS

THAT AMONG THEMSELVES CELEBRATE TELEFÔNICA BRASIL S.A. AND ENERGEA PALMAS S.A.

By means of this instrument, on the one hand:

(i) ENERGEA PALMAS GERAÇÃO S.A., a corporation, regularly registered with CNPJ/MF under no. 37.262.305/0001-81, with headquarters and domicile in Praça Dr. Clarismundo Pontes, 176, Sala 03, Centro, Caetité, Estado da Bahia, CEP 46400-000, in accordance with the respective constitutive acts (“CONTRACTED”);

And on the other hand:

(ii) TELEFÔNICA BRASIL S.A.,a corporation, headquartered at Av. Engenheiro Luiz Carlos Berrini, nº 1.376, Bairro Cidade Monções, Cidade de São Paulo, Estado de São Paulo - SP, registered with cnpj under no. 02.558.157/0001-62, by you and your subsidiaries, in this act represented in its Own Statutes (CONTRACTING PARTY”);

the CONTRACTING PARTY and the CONTRACTOR hereinafter referred to in isolation as “Party” and, together, as “Parties”;

Also having as INTERVENING PARTY:

(iii) GERA ENERGIA BRASIL S.A. , a corporation, regularly registered with CNPJ/MF under no. 26,547,341/0001-75,75with its registered and domicile at Rua Voluntários da Pátria, 190, grupo 925, Botafogo, in the municipality of Rio de Janeiro, State of Rio de Janeiro, in accordance with the terms provided for in their respective constitutive acts (INTERVENING PARTY”).

Whereas:

(i) (i) The CONTRACTING PARTY has leased or will lease, by signing its own instrument, the Distributed Generation System - SGD (“SGD”) related to the CGS plant in the concession area of Distributor COELBA with the purpose of generating electricity for Remote Self-consumption and compensation the electricity generated with the local Electricity Distributor, under the terms of REN nº ANEEL 482/2012;

(ii) The CONTRACTING PARTY is a CONTRACTOR in the telephone segment (energy consumer) and wishes to have the possession of an electric power generating plant with distributed generation, in order to meet the requirements set forth in Normative Resolution No. 482/2012 of the National Electricity Agency - ANEEL (“ANEEL”) to live up to the benefits of the electricity compensation system;

(iii) The CONTRACTING PARTY has maintained understandings with the CONTRACTOR for the operation of a DGS with the objective of allowing the CONTRACTING PARTY to obtain the benefits of the electricity compensation system provided for in ANEEL Normative Resolution No. 482/2012;

(iv) The CONTRACTING PARTY wishes to hire the CONTRACTOR to provide the operation and maintenance services of the DGS as set forth in this Agreement, including, but not limited to, its Annexes; and

(v) The CONTRACTOR has the necessary expertise to operate the DGS, enabling the injection of energy into the network for adherence to the Electricity Compensation System - SCEE.

The Parties shall, by mutual agreement, conclude this agreement for the Operation and Maintenance of the DGS that is part of the Distributed Generation Project (hereinafter “Agreement”), which shall be governed by the following clauses and conditions:

1.	DEFINITIONS AND INTERPRETATION

1.1. The following annexes, duly initialed by the Parties, are part of this Agreement:

Annex I - Definitions; and

Annex II - Financial Conditions: Price, Billing and Payment.

1.2. References to any document or other instruments include all its changes, substitutions and consolidations and their complementation, unless expressly provided differently or if the context so indicates.

1.3. SGD (Distributed Generation System) comprises all the equipment necessary for the generation of electricity and connection to the distribution system of the local concessionaire, capable of generating electricity in the remote self-consumption mode and intended to compensate the electricity consumed by CONTRACTING PARTY’s Consumer Units, located in the concession area, pursuant to Resolution 482/2012, and subsequent amendments.

2.	Object

2.1. The purpose of this Agreement is to provide the SGD operation and maintenance services included in the Distributed Generation Projects (“O&M Services”) by the CONTRACTOR to the CONTRACTING PARTY, in accordance with, but not limited to, the technical specifications defined in this Agreement, the regulation and applicable laws, specifically to CGS in the COELBA concession area installed at Fazenda Pingo Fogo.

2.2. The following activities are included in the scope of the O&M Services, to be developed under the full responsibility of the CONTRACTOR:

(a) The ordinary maintenance interventions of the installation, in order to ensure the cleaning, conservation and safety of the DGS;

(b) The extraordinary maintenance interventions of the DGS, in accordance with the terms defined in this Agreement;

(c) The preventive and predictive maintenance activities of the DGS, to be carried out through appropriate periodic interventions;

(d) The supply of the materials and machinery that are necessary to carry out the O&M Services perfectly;

(e) Supervision and control of the DGS and the entire area through remote monitoring;

(f) The preparation and sending of monthly written reports to the CONTRACTING PARTY, containing at least the following information: production values, technical availability, ordinary and extraordinary maintenance activities carried out in the reference period;

(g) The correct and constant exercise of the registration of measurement systems and compliance with environmental obligations;

(h) The cleanliness, conservation and safety of the Areas Necessary for the implementation of the DGS, in accordance with the terms set forth in this Agreement and in the contracts with the respective originators or owners;

(i) The operation of the DGS with quality and efficiency, always keeping it in an appropriate state, according to market standards, and ready for power generation, taking responsibility for the DGS; And

(j) All other activities necessary for the proper functioning of the DGS, as well as the conservation and preservation of the respective Necessary Areas, during the term of this Agreement.

3.	TERM OF VALIDITY

3.1. This Agreement shall be valid from the date of its signature, for a period of twenty (20) years, from the beginning of the effective compensation of electricity for the benefit of the CONTRACTING PARTY, or until the end of the compensation of the remaining energy credits.

4.	VALUE OF O&M SERVICES, PRICE AND BILLING

4.1. After the beginning of the term count and the effective compensation of electricity for the benefit of the CONTRACTING PARTY, pursuant to clause 3.1 above, the value of the O&M Services will be paid monthly for each DGS member of the Distributed Generation Project in the fixed amount of R$ 17,884.51 (seventeen thousand, eight hundred and eighty-four reais and fifty-one cents). The terms of payment must be met in accordance with the standard required by the CONTRACTING PARTY (Annex II)

4.1.1. The monthly value of the services, under the terms of Clause 4.1 above already includes all direct and indirect expenses, including fees, taxes and other charges that fall on the provision covered by this contract, and the CONTRACTING PARTY shall be responsible for the respective payments, except in the event of that, under legal force, the CONTRACTOR is liable for the payment of these direct and indirect expenses, especially those of a tax or social security nature.

4.2. After the adoption of the measures with ANEEL, the CONTRACTING PARTY’s adhesion to the Electricity Compensation System vis-à-vis the local Electricity Distributor and the effective compensation of the energy generated by the CONTRACTING PARTY, the provision of services object of this contract and the CONTRACTING PARTY’s obligation to pay the price of services agreed upon.

4.3. The discharge is conditional on the effective compensation of values and will only operate its effects in relation to the month in which it is treated. The presumption of Article 322 of the Brazilian Civil Code is expressly excluded.

4.4. The value of O&M Services will be readjusted annually, always in the month of January, the base date being January 2020. The update will be made by the variation of the IPCA / IBGE accumulated in the 12 (twelve) months prior to the readjustment and, failing this, by any other official index that replaces it. The readjustment will be automatic. However, the CONTRACTOR shall inform the CONTRACTING PARTY of the readjustment index and new value of the O&M Services at least ten days before the due date, otherwise the CONTRACTING PARTY will be authorized to postpone the payment of the increase. O&M Services for an equal number of days, without incurring late payment charges.

4.5. The Parties have already authorized the financial compensation of any credits and debits existing with each other in relation to any financial amounts due to the relationship established between the parties for the implementation of a Distributed Generation project.

4.6. In the circulation of materials, machines and equipment, which are essential for the provision of the services covered by this contract, the CONTRACTOR shall comply with the applicable tax legislation, both with regard to the fulfillment of ancillary obligations, as the main ones, being certain, however, that such circulation will not give rise to any type of billing and / or additional charges from the CONTRACTOR to the CONTRACTING PARTY.

5.	OBLIGATIONS OF THE PARTIES

5.1. Without prejudice to the other obligations set forth in this Agreement, the CONTRACTOR’s obligations are:

(i) Perform the DGS O&M Services that are part of the Distributed Generation Project during the Term of the Agreement, as set forth in this Agreement, including, but not limited to, its Attachments;

(ii) Provide all direction, technical-administrative supervision, necessary labor, direct and indirect, which will be your sole responsibility with respect to the contracting, payment for the services provided, taxes, labor charges and any related costs and expenses, materials and equipment that are necessary for the execution of the O&M Services;

(iii) Ensure the supply, quality and proper operation, in accordance with market standards, of all materials, equipment and systems of the DGS;

(iv) Cooperate with the CONTRACTING PARTY, seeking to obtain and provide the information that the CONTRACTING PARTY may need, related to the provision of O&M Services;

(v) Comply with the tax, labor and environmental legislation that may apply to the subject matter of this Agreement, avoiding the appearance of any environmental, labor and/or tax liabilities, and it is certain that all costs arising from environmental, labor and/or tax liabilities arising from the CONTRACTOR’s action or omission will be your sole responsibility;

(vi) Maintain secrecy about the CONTRACTING PARTY’s technical data and confidential information, except when its transmission to third parties is essential to activities involving O&M Services, an opportunity in which the CONTRACTING PARTY must give prior consent;

(vii) cooperate with the CONTRACTING PARTY with regard to the provision of documents, information and any consents that make it possible to obtain licenses and/or authorizations necessary for the implementation of the DGs;

(viii) Maintain, permanently, qualified technical and operational personnel, duly qualified and qualified for the purposes of this Agreement, in sufficient numbers to perform the O&M Services, assuming full and exclusive responsibility for their hiring and other labor and social security charges arising, including payment of wages, charges, accommodation/lodging, food, transportation, health, hygiene and safety at work, applicable insurance, indemnification, fines and other penalties that may result from infractions committed, labor claims and any measures proposed by its employees, as well as third party service providers of the CONTRACTOR ‘liability, exempting the CONTRACTING PARTY from any direct, joint and several liability and/or subsidiary liability, at any time, obliging itself to indemnify the CONTRACTING PARTY, its directors, employees and companies of the same economic group, from any and all expenses incurred due to demands related to the labor issues of the CONTRACTOR , including, without limitation, losses, damages, court costs and attorneys’ fees;

(ix) Promptly notify the CONTRACTING PARTY of any event that may cause delays or impediments to the regular execution of the O&M Services in the agreed terms, describing the event that occurred and indicating the measures to be taken;

(x) Provide, whenever requested by the CONTRACTING PARTY, the necessary information, aimed at obtaining any environmental licenses and authorizations of responsibility of the CONTRACTING PARTY;

(xi) Provide, whenever requested in advance of ten (10) days by the CONTRACTING PARTY, the proof of the payments or documents that are intended to prove the existence and fulfillment of contractual, tax, social security, labor, security, land and other legal obligations, including negative debit certificates (INSS) and Certificate of Fiscal Regularity, arising from this Agreement;

(xii) Communicate to the CONTRACTING PARTY, within a maximum of two (2) working days, counted from receipt, any correspondence, subpoena, service, service or any other request that is the responsibility of the CONTRACTING PARTY, and shall, in the same act, forward a copy of these documents and communicate to the CONTRACTING PARTY the measures that may be taken, so that it may take appropriate administrative and/or judicial measures, unless otherwise provided for in this Agreement, and inform, within a maximum of three (3) business days, the CONTRACTING PARTY of the imminence, where possible, or occurrence of events that may interfere, delay, prevent, or paralyze, for any reason, the O&M Services, as well as take and suggest arrangements for its solution;

(xiii) Obtain and maintain valid and in force, throughout the term of the Agreement, the insurance policies necessary to cover damage to the DGS or caused by it to third parties, as well as to keep valid and in force all licenses and authorizations of its responsibility and related to the activities of making available the DGS, as well as all those of its responsibility necessary to comply with the obligations assumed in the Agreement;

(xiv) Strictly observe and comply with all applicable laws applicable to your business and/or activities to be performed pursuant to this Agreement;

(xv) Comply with all relevant federal, state and municipal laws and postures in force during the performance of the Agreement;

(xvi) Protect and preserve the environment, as well as prevent and eradicate environmentally harmful practices, executing the Agreement in compliance with applicable current legislation, especially with regard to the National Environmental Policy and Environmental Crimes, as well as the applicable legal, normative and administrative acts related to the environmental and related area, emanating from the federal, state and municipal spheres , such as the guidelines and regulatory standards of all organs of the National Environment System - SISNAMA, mainly regarding the minimization of environmental risks, the control of emissions of pollutants and the deposit of hazardous waste, and to be responsible for the legal burden stemming from the non-compliance with the provisions of this item;

(xvii) Present and maintain throughout the execution of this contract the Program for Prevention of Environmental Risks - PPRA, as provided for in Ordinance No. 25, of 12/29/94, of the MTE, and its possible changes;

(xviii) Ensure the veracity of the information provided for the performance of this contract, assuming, from now on, the responsibility and any damage caused by the inaccuracy, absence or inveracity of such information;

(xix) Assume the costs arising from the Operating Agreement with the distribution concessionaire and any investments necessary for the connection with the Local Concessionaire;

(xx) Obtain and/or maintain, for the duration of this Agreement, all licenses, authorizations, permits, certificates and permissions applicable and necessary for the operation and maintenance of the DGS integral to the Distributed Generation Project, in accordance with applicable law and this Agreement;

(xxi) Keep the CONTRACTING PARTY safe and indene in the event of any damage to the network of the distribution concessionaire by the DGS;

(xxii) Account for the net measurement and record any complaint to the distribution concessionaire in case of discrepancies in the measurements.

5.2. Without prejudice to the other obligations set forth in this Agreement, the CONTRACTING PARTY’s obligations are:

(i) Make the payment of the value of the O&M Services on time, as provided for in Clause 4;

(ii) During the term of this Agreement, to grant the CONTRACTOR free access to the DGS facilities for the purpose of performing the O&M Services;

(iii) Inform the CONTRACTOR, after signing this Agreement, an interlocutor of yours, who may be contacted by the CONTRACTOR for any matters related to the Agreement. The CONTRACTING PARTY may not exchange its interlocutor without previously duly notifying the CONTRACTOR of this fact in writing;

(iv) Communicate to the CONTRACTOR, within a maximum of two (2) working days from receipt, of any correspondence, subpoena, service, service or any other request for liability of the CONTRACTOR, so that the CONTRACTOR can take the appropriate administrative and/or judicial measures, unless otherwise provided for in this Agreement;

(v) Provide the CONTRACTOR with the data, documents and information that are necessary for the proper performance of the object of this Agreement.

6.	THE RESPONSIBILITY OF THE PARTIES

6.1. The CONTRACTOR shall keep the CONTRACTING PARTY unscathed by any obligation assigned to it due to failures in the operation and maintenance of the DGS as well as the land used, due to the performance of this Agreement, the CONTRACTOR must reimburse the CONTRACTING PARTY in full, including by means of additional indemnification, due to any fine, penalty, penalty, direct and indirect damages, exposure to image, lost profits or any types of losses attributed to it, as well as all costs, proven for its defense in any administrative proceedings and / or judicial proceedings.

6.2. The CONTRACTOR shall keep the CONTRACTING PARTY unscathed and reimburse it in full in the event that ANEEL considers that the DGS is not being operated in accordance with the provisions of the current regulations, and has imposed a fine and/or penalty on the CONTRACTOR, including, but not limited to those provided for in ANEEL Normative Resolution No. 63/2004 and ANEEL Normative Resolution No. 414/2010, provided that the fact results from failures of a strictly technical operational nature for the correct functioning of the DGS, related to the execution of this Contract, that is, the maintenance and/or operation of the DGS, and also:

(i) from non-compliance with obligations of a labor, social security and environmental nature;

(ii) losses, charges, liens, foreclosures, requests for unavailability or equivalent constrictions, encumbrances and/or expenses related to claims, proceedings and any disputes brought by, on behalf of or involving the CONTRACTING PARTY and that are related to facts, events and/or circumstances subject to this Agreement and arising from obligations assumed by the CONTRACTOR;

(iii) any damages or losses caused by the CONTRACTOR to the CONTRACTING PARTY, arising from the action or omission of employees and agents of the CONTRACTOR, in the execution of the Contract;

(iv) any loss or injury that the DGSs may, if necessary, cause to the CONTRACTING PARTY, to third parties or to the transmission and distribution network of the Local Concessionaires.

6.3. Liability for regulatory and tax/tax obligations arising from the Agreement shall be assumed by each Party, in accordance with and to the extent of their respective liabilities assumed under the Agreements.

6.3.1. The CONTRACTOR shall reimburse the CONTRACTING PARTY for any tax assessment drawn up by the federal, state or municipal tax authorities, in relation to taxes, fines and moratorium increases, which are imposed on him due to non-collection of taxes or non-compliance with ancillary obligations arising from the contracted object, as a principal taxpayer, substitute, joint and several or responsible, the CONTRACTING PARTY is already authorized to make the payment of any assessments, charges, charges, notifications or the like, that have promoted against him, being guaranteed the right to immediate reimbursement, by the CONTRACTOR, of all the amount spent, in a single installment, within a maximum of 5 (five) days from the notification of the CONTRACTING PARTY in this regard.

6.4. The CONTRACTOR shall be responsible, directly or regressively, solely and exclusively, for the employment contracts of its employees, fully bearing the wages, labor, insurance and social security charges arising, which are levied or which will be levied directly or indirectly on the cost of labor, also responding for any labor defaults in which it may be incurred, and the CONTRACTING PARTY’s solidarity or subsidiarity cannot be argued, thus, there is no employment link between the CONTRACTOR’s employees, agents, contractors and / or subcontractors, maintaining the CONTRACTING PARTY unscathed by any and all obligations attributed to him due to the SGD operation, the CONTRACTOR having to fully reimburse the CONTRACTING PARTY due to any fine, conviction, penalty or sanction that will be imputed after a final decision, including, but not limited to, the costs for its defense in eventual procedures administrative procedures and / or legal proceedings, cases in which the CONTRACTING PARTY must immediately inform the CONTRACTOR upon citation / notification in order to enable it to be included in the passive pole of the demand, to present its considerations, guarantee the judgment (if and when applicable) and directly bear any eventual judicial condemnation resulting from.

6.5. Obligations to maintain and disclaim liability and to recompose property in this Agreement include, but are not limited to imposing on the Party that has the duty to indemnify (“Responsible Party”) the duty to: (i) take all lawful, objectively possible and necessary measures to replace the party entitled to indemnification (“Indemnified Party”) and/or to have the Indemnified Party excluded from any proceedings, proceedings or disputes initiated against the Indemnified Party by any party, extraordinary procedural substitutes in any capacity, legitimized, by competent regulatory authorities or processes or procedures that have cause to seek or object related to any facts, events and/or circumstances subject to this Agreement; (ii) reimburse the Indemnified Party for expenses proven to be borne in relation to the demands of third parties; and (iii) take all necessary measures to present, maintain and/or enforce guarantees, securities, guarantees or equivalents (“Guarantees”) or to have third parties present, maintain and/or enforce Guarantees, on behalf of the Indemnified Party in third party’s demands.

6.6. Notwithstanding the provisions of other provisions of this Agreement, it is expressly stipulated that the CONTRACTING PARTY, under no circumstances, will be liable for indirect damages, loss of profits or any types of losses, such as revenue losses, billing losses and contract losses, except in proven fraud or fraud.

7.	PENALTIES, DEFAULT AND TERMINATION

7.1. If this Agreement is resolved by either Party for any of the following reasons, the Party that has given cause to the contractual termination shall: be obliged to pay the other Party the fine provided for in Clause 7.3:

(i) protocol of request by the other Party for judicial or extrajudicial recovery, regardless of whether judicial approval has been obtained; application for judicial or extrajudicial liquidation, regardless of the approval of the processing or, also, application for self-bankruptcy or decree of bankruptcy;

(ii) delay in the payment of the remuneration of the service, if the default is not remedied within 90 (ninety) days of receipt of the notification by the defaulting Party;

(iii) if the CONTRACTOR does not renew/extend the environmental license(s) before the competent authorities due to its negligence or malpractice, including, but not limited to, any loss of time for compliance with the obligations;

(iv) in the other cases of non-compliance with the obligations assumed by the Party that are not remedied within forty-five (45) days of receipt of notification for such purpose; And

(v) failure to classify or disqualify the project as a generation distributed by the local distributor or ANEEL, provided that the fact arises from project failures and / or project execution, as well as any other problems of a strictly technical operational nature for the correct functioning of the project. SGD, related to the execution of this Agreement and / or the implementation, maintenance and / or operation of the SGD.

7.2. Termination of this Agreement does not release Parties from their obligations until the date of termination and will not affect or limit any rights that, expressly or by their nature, shall remain in effect after termination or as a result of termination.

7.3. The Party that, prior to the expiry of this Agreement, gives rise to the termination of this Agreement pursuant to Clause 7.1., shall be obliged to pay the defaulting Party within thirty (30) days of the date of receipt of the notice of termination, a non-compensatory fine equivalent to 50% (fifty percent) of the remaining value of the contract , which shall be paid by the defaulting Party within a period of not more than thirty (30) days from the date of receipt of notice of termination of the Agreement, without prejudice to additional indemnification for the purposes of complying with the provisions of clause 6 of this Agreement.

7.4. Provided that without fault of either Party, there are hypotheses in which there will be no imposition of any burden or penalties for early termination:

(i) in the event that the Government extinguishes the energy credit compensation system established in Res. 482/2012 ANEEL and does not replace it with another similar one that can be used by the CONTRACTING PARTY;

(ii) in the event of an act of God or force majeure event, duly proven, preventing the performance of the Contract for more than 90 (ninety) days; And

(iii) failure to classify or disqualify the project as a generation distributed by the local distributor or by ANEEL, provided that there is no fault or failure in the provision of the CONTRACTOR’s service.

8.	OF THE STATEMENTS AND GUARANTEES

8.1. Each Party declares and warrants that the following representations and warranties are valid, correct and complete on this date and shall remain valid throughout the term of this Agreement:

(i) Strictly observes and complies with all applicable laws applicable to your business and/or activities to be performed pursuant to this Agreement;

(ii) The veracity of the information provided for compliance with this Agreement, assuming, from now on, the responsibility and any damages caused by the inaccuracy, absence or inveracity of such information;

(iii) It is a company duly constituted and validly existing according to the laws of Brazil, with all corporate powers and authorizations to conduct its business as currently conducted and to hold the assets and assets now held;

(iv) It has the financial capacity to comply with the obligations established herein, as well as the practice of all operations contemplated herein; And

(v) This Agreement constitutes a valid and binding obligation and against you, in accordance with the terms of this Agreement. The signing and performance of this Agreement is not subject to any prior authorization, approval and/or consent of any nature arising out of any provision or provision of any agreement or contract to which the CONTRACTING PARTY is a party or by reason of law, process or court order, or any reason.

9.	FORTUITOUS CASE OR FORCE MAJEURE

9.1. If one of the Parties is unable to comply with any of its obligations, due to fortuitous event or force majeure as provided in the Brazilian Civil Code, the Agreement shall remain in force, but the Party affected by the event shall not be liable for the consequences of non-compliance with its obligations during the duration of the event and in proportion to its effects, in accordance with the following necessary assumptions :

a) None of the Parties shall be considered delinquent in the fulfillment of its obligations for events arising from the COVID-19 Pandemic that, proven, without fault and beyond the control of the parties, do not allow compliance with the respective obligation, considering the parameters and assumptions defined in December 2019, the date of award of the purchase process regulated by Notice No. 001/2019 TELEFÔNICA. Such party shall be released only if it has already demonstrated or proves the link between the event and the impossibility of fulfilling its obligations by means of prior communication to the other party accompanied by such evidence and shall be released from the fulfillment of the respective obligations affected by the event during the period in which the Force Majeure persists;

b) To avail itself of the claim of Force Majeure, it is expressly agreed that the party affected by such an event must make its best efforts to limit the effects of the Force Majeure event, either by fulfilling obligations under the Project Contracts that are not affected by the COVID-19 Pandemic, either by taking alternative measures, or by demonstrating the impossibility or absence of reasonable alternative measures;

c) In this case, to the extent that Force Majeure is proven in accordance with the above items and as long as the event persists and the impossibility of fulfilling the respective obligation, the contractual penalties will not be applied under the Brazilian Civil Code, as well as the time limits indicated in the Contract, especially due to the commitment to deliver the DGS, will be superseded until the effects arising from such event on such obligations are sanctioned in such a way as to allow reasonable compliance with the obligation in the manner parameters previously agreed upon in this contract; And

d) Regardless of the one-off exemption from liability due to Force Majeure, the Parties undertake to negotiate in good faith, as soon as possible, any changes that are necessary to refit the delivery schedule of the DGS and resume full execution of the Contract, if necessary, without this being excused for changes in the prices already agreed between the Parties, especially the benefit guaranteed for the reduction of the cost of energy by the CONTRACTING PARTY.

9.1.1. The Party affected by an event that is proven to be characterized in the event or force majeure will report to the other, at most seventy-two hours, of the circumstances of the event, detailing its nature, the expectation of time for it to fulfill the obligation reached and other information that is pertinent, in addition to regularly renewing the same information.

9.1.2. Either Party may terminate this Agreement without the penalty provided for in Clause 7.3, in the event that the effects of the fortuitous case and force majeure last for more than ninety (90) days.

10.	OF THE CONTRACTUAL ASSIGNMENT

10.1. The CONTRACTOR may only assign and / or guarantee the rights and obligations of this contract, in whole or in part, with the prior written consent of the CONTRACTING PARTY’s legal representatives, except for subsidiary companies, affiliates or belonging to the same group CONTRACTOR’s economic status, the CONTRACTOR remaining as a subsidiary responsible for the obligations arising from this Agreement, prior to the formalization of the assignment in such authorized cases, prior written notification to the CONTRACTING PARTY.

10.2. The CONTRACTING PARTY may not assign or transfer to third parties, totally or partially, its rights and obligations arising from this Agreement, without the express and written consent of the CONTRACTOR, except for subsidiary companies, affiliates or that belong to the same economic group as the CONTRACTING PARTY, and that implies in an eventual alteration of the CNPJ, being sufficient, for the formalization of the assignment in such authorized cases, the prior written notification to the CONTRACTOR.

10.3. The CONTRACTOR may, as an exception to the provision in Clause 10.1 above, assign its rights arising from this Contract or encumber the leased assets in favor of first-rate financing agents, with the sole purpose of obtaining financing for the construction of the DGS, provided that and only if (i) the assignment is communicated at least 60 (sixty) days in advance; (ii) such assignment is limited to obtaining funds to make the object of this Agreement feasible, the CONTRACTOR is not authorized to assign credit rights for any other purpose or to finance any other activity; (iii) such assignment is limited to the CONTRACTOR’s credits in this Agreement or in other contracts of the same nature, provided that this Agreement is included in said financing, the CONTRACTOR continuing to appear as the only obligated and responsible for the fulfillment of all its obligations; and (iv) the CONTRACTING PARTY must not have its credit limit affected by financial institutions and / or capital markets, and the CONTRACTOR’s credit risk must be considered for all purposes; and (v) the financing agent agrees through of the financing contract or through another written document that all the conditions foreseen in this clause will be respected, and the Financial Institution will not assume any responsibility in the present relationship between the Parties.

10.4. Each Party agrees to take all commercially required and reasonable measures, including the signing of agreements, letters of recognition or consent, in order to demonstrate the creation and effectiveness of such assignment, transfer or recording, provided that the terms and conditions of such financing comply with the provisions of this Agreement.

10.5. The Parties agree that any payment to be made by the CONTRACTING PARTY in relation to the obligations assumed in this contract shall be made in the CONTRACTOR’s own ownership account, CONTRATADA even if authorized to transfer and/or guaranteed the rights and obligations of this contract, in whole or in part.

10.6. The CONTRACTOR may change the bank details that it wishes to receive payments only upon prior notice to the CONTRACTING PARTY and provided that clause 10.5 is respected.

10.7. Notwithstanding the provisions of Clause 10.3 above, the Parties agree that the CONTRACTING PARTY will not be responsible for the CONTRACTOR’s debt to financing entities, nor will it be responsible for the obligations contracted by the CONTRACTOR, under any circumstances, under penalty of immediate termination of this Contract by the CONTRACTING PARTY , without prejudice to the collection of indemnity for losses and damages, with no possibility of encumbrance or collection of any amounts to the detriment of the CONTRACTING PARTY.

10.8. The CONTRACTOR is fully responsible for any damage, loss or cost that the CONTRACTING Prty may suffer as a result of the assignment, transfer or security of the credits originated by this contract.

11.	CONFIDENTIALITY

11.1. The Parties acknowledge that during the term and performance of this Agreement they shall have access to confidential information of the other Party and therefore undertake, for the duration of this Agreement and after its termination, to:

(a) maintain absolute secrecy about any and all confidential information of the other PARTY, obtained as a result of the negotiations that resulted in this Agreement and/or the course of its execution, committing not to disclose it to any person other than the team involved in the activities relating to the O&M Services subject to the Agreement, without the prior and express authorization of the other Party, except in the case of request by competent authority, in which case it will comply with the provisions of Clause 11.5 below;

(b) not use the information considered confidential in any case not related to the execution of the contracted object and take all necessary measures to prevent unauthorized exposure or use of confidential information by persons not prior and expressly authorized in writing by the other Party; And

(c) immediately inform the other Party of any unauthorized uses or exposures of confidential information, contributing to its best efforts to curb such uses or unauthorized exposure of its confidential information.

11.2. For the purposes of this Agreement, Confidential information, inventions, discoveries, ideas, concepts, know-how, techniques, methodologies, designs, specifications, drawings, diagrams, models, samples, data, statistical results, algorithms, source codes, computer programs, disks, floppy disks, tapes, storage media in general, marketing plans, and other technical, strategic, operational, technological, financial or commercial and industrial property information are considered; not excluding others, including verbal, not mentioned herein, of similar private content and restricted knowledge or arising from the expertise of each Party.

11.3. Confidential information shall not be considered: (i) those already in the public domain; (ii) information received from another source, provided that this source is not in breach of any obligation of confidentiality upon disclosure of such information, (iii) that information disclosed by reason of a court order or legal determination, (iv) that is already known to the Party before it was disclosed, or (v) has its disclosure approved in writing by the Party holding it.

11.4. The confidentiality and obligations set forth in the above clause shall bind the Parties during the term of this Agreement and shall continue in the event of termination, regardless of the reason for which it may occur, for a period of 02 (two) years. Failure to comply with such obligations by one of the Parties, without the express written permission of the other party, shall enable the immediate termination of this Agreement with the appropriate penalties and without prejudice to liability for the losses and damages proven to be caused to the party and/or to third parties, and the criminal liability to which its administrators will be liable for breach of confidentiality.

11.5. The Receiving Party shall be obliged to obtain the prior and express consent of the Disclosing Party for the eventual disclosure and/or publication of any reports, illustrations, interviews or details relating to the subject matter of this Agreement. If the Receiving Party is required by law, regulation, court order or government authorities empowered to disclose any Confidential Information, the Receiving Party shall immediately communicate to the Disclosing Party, in writing and prior to such disclosure, so that the Disclosing Party may seek a court order or other remedy from the appropriate authority that prevents disclosure. The Disclosing Party undertakes to cooperate with the Receiving Party in obtaining such court order or other remedy that prevents disclosure. The Disclosing Party also agrees that if the Disclosing Party fails to comply with the obligation to disclose the Confidential Information, it will disclose only the portion of the Confidential Information that is being legally required and that it will do its best to obtain reliable assurances that confidential treatment of the requested Confidential Information will be given confidentially.

11.6. The Parties undertake to keep and protect all documents made available within the strictest control, reliability and security regime, and shall be used solely and exclusively in strict compliance with and enforcement of the clauses and conditions set forth in this Agreement. The Parties shall apply to the custody and security of such documents the same degree of confidentiality and protection that would be expected in relation to the documents and information of their property and shall return them to the other Party immediately in the event of termination of this Agreement for any reason.

11.7. The Parties shall be held broadly liable for any damage arising from the breach of confidentiality or confidentiality to which it gives cause relating to all information of the other Party to which its employees or agents have access during the execution of the Contracts, such as the client portfolio, deadlines, product information, posture and fiscal and financial strategies, considering serious injury to the fact of any third party , including competitors, suppliers or customers of the Parties have access to such information.

12.	COMPLIANCE WITH ANTI-CORRUPTION LAWS

12.1. The Parties undertake, acknowledge and warrant that:

a) Both the Parties, as well as any of the companies or persons controlling it, as well as its subsidiaries, their partners, legal representatives, directors, employees and agents related in any way to the Relevant Commitment, will comply at all times during the Relevant Commitment (including, but not limited to where applicable, the acquisition of products and/or content relating to the supply of goods and/or the provision of services covered by this agreement) with all applicable anti-corruption laws, statutes, regulations and codes, including, in any case and without limitation, the Foreign Corrupt Practices Act (FCPA);1

1 “Relevant Commitment”: is the subject of this agreement.

b) in relation to the Relevant Commitment, the CONTRACTOR, the companies or persons who control it, its subsidiaries, its partners, legal representatives, directors, employees and agents, will not offer, promise or deliver, or, prior to the signing of this contract, have already offered, promised or delivered, directly or indirectly, money or valuables to (i) “Public Official” in order to influence their actions or with a particular public agency or, in any way, to obtain an undue advantage; (ii) any other person, if he is aware that all or part of the money or object of value will be offered or handed over to a Public Official in order to influence his actions or with a particular public body or, in any way, to obtain an undue advantage; or (iii) any other person in order to induce him or her to act unfairly or in any way inappropriate;2

c) the Parties shall retain and maintain accurate and reasonably detailed financial books and records with respect to this agreement and the Relevant Commitment;

d) the Parties have, and will maintain in force during the term of this agreement, their own policies and/or procedures to ensure compliance with anti-corruption laws, and sufficient to reasonably ensure that violations of anti-corruption laws are prevented, detected and deterred;

e) the CONTRACTOR shall immediately notify the CONTRACTING PARTY of any non-compliance with any of the obligations described in letters (a) and (b) of this Clause. In the event of such non-compliance, the CONTRACTING PARTY reserves the right to demand from the CONTRACTOR the immediate adoption of appropriate corrective measures;

f) the CONTRACTOR’s manifestations, guarantees and commitments contained in this Clause will be fully applicable to any third party subject to the CONTRACTOR’s control and influence, or acting on its behalf, in relation to the Relevant Commitment; so that the CONTRACTOR states that it has taken all reasonable measures to ensure compliance with the manifestations, uarantees and commitments by these third parties. In addition, no right or obligation, as well as any service to be provided by the CONTRACTOR in relation to the Relevant Commitment, will be assigned, transferred or subcontracted to any third party without the prior written consent of the CONTRACTING PARTY;

2 “Public Official” includes any person who works for or on behalf of a federal, state, municipal, or district government agency, direct or indirect administration (including companies owned or controlled by the government) or any international public organization. This expression also includes political parties, party employees and candidates for public office.

g) the CONTRACTOR will periodically certify that it complies with this Clause whenever requested by the CONTRACTING PARTY.

12.2. Breach.

a)	a) Failure to comply with this “Compliance with Anti-Corruption Laws” Clause will be considered a serious breach of contract. In the event of such non-compliance, except if it is corrected as provided for in letter (e) of this Clause, this contract may be immediately suspended or terminated by the CONTRACTING PARTY, and the CONTRACTING PARTY will not be required to pay any amount due to the CONTRACTOR.

b)	To the extent permitted by applicable law, the CONTRACTOR shall indemnify and hold the CONTRACTING PARTY harmless from any and all claims, damages, losses, penalties and costs (including, but not limited to, attorneys’ fees) an any expense arising out of or relating to the Contractor’s failure to comply with CONTRATADA its obligations contained in this “Compliance with Anti-Corruption Laws” Clause.

12.3. The CONTRACTING PARTY will have the right to audit the compliance, by the CONMTRACTOR, of its obligations and manifestations contained in this Clause of “Compliance with the Laws to Combat Corruption”. The CONTRACTOR will fully cooperate with any audit, review or investigation carried out by or on behalf of the CONTRACTING PARTY.

13.	CONFLICT MINERALS

13.1. The CONTRACTOR expressly warrants that the materials, equipment, tools, machinery and any other items necessary for the provision of contracted services do not contain any of the so-called conflict minerals.

13.2. Conflict minerals are those that comply with the following conditions:

I. That such minerals are one of the following:

a) Cassiterite, metal from which the tin is extracted.

b) Columbite-tantalite, (coltan) from which tantalum is extracted.

c) Gold.

d) Wolframite, metal from which tungsten is extracted; And

II. That these minerals have been extracted from the Democratic Republic of the Congo, Angola, Burundi, the Central African Republic, the Republic of the Congo, South Sudan, Tanzania, Uganda, Zambia or other countries which in the future will be considered a conflict zone.

13.3. The CONTRACTOR shall have a clear policy on conflict minerals that promotes the adoption and use of the Guidelines of the Organization for Economic Protection and Development (OECD) for multinational companies and the UN guiding principles on companies and Human Rights for internal use and also for their entire supply chain. To comply with this policy, CONTRATADA must have a management system.

13.4. The conditions set forth herein on conflict minerals may not be modified by any contractual document entered into between the Parties.

14.	SUSTAINABILITY CONDITIONS

14.1. The CONTRACTOR declares itself aware and in accordance with the following documents:

a) Meet the Sustainability Policy in the Contractor’s supply chain, available at the e-mail address indicated below and incorporate in its management the Sustainable Development Goals (SDGs), available in http://www.estrategiaods.org.br/:Link Sustainability Policy:http://www.telefonica.com.br/servlet/Satellite?c=Page&cid=1386095496540&pagename=InstitucionalVivo%2FPage%2FlateTemplateTextoDocumento.

b) Adopt fair and ethical conduct, respecting the responsible Business Principles available at the following e-mail address, in respect of which the CONTRACTOR already declares to know and be bound by: http://www.telefonica.com.br/servlet/Satellite?c=Page&cid=1386094115465&pagename=InstitucionalVivo%2FPage%2FTemplateTextoDocumento.

14.2. The CONTRACTOR shall:

a) In its working and supply relationships:

●	Respect and promote diversity by refraining from all forms of discrimination, so that no employee or potential employee receives unequal treatment due to prejudice by race, skin color, ethnic origin, nationality, social position, age, religion, gender, sexual orientation, personal aesthetics, physical, mental or mental condition, marital status, opinion, political conviction, or any other differentiating factor;

●	Do not use/abuse force by the asset security team, including third parties;

●	Not to allow the practice of slave-like labor or any other form of illegal work, as well as to implement efforts with their respective suppliers of products and services, so that they also commit themselves to the same effect;

●	Do not employ children under the age of 18 for night work, dangerous or unhealthy, and under sixteen for any work. And combat the sexual exploitation of children and adolescents;

●	Ensure best practices regarding the supply of products keeping in mind the well-being of the user, ensuring their health and safety;

●	Ensure traceability and compliance with labor and human rights in the acquisition of raw materials and/or minerals from conflict-affected and high-risk areas;

(b) in relation to the Environment:

●	Protect and preserve the environment, avoiding any actions that may cause damage;

●	Perform their services in strict compliance with applicable legal and regulatory standards, federal, state or municipal;

●	Seek improvements to reduce its environmental impacts;

●	Implement efforts with their respective suppliers of products and services, so that they also commit themselves to the same direction;

●	Take measures to minimize the impact on climate change resulting from its activity and its value chain;

●	Provide information, when requested by the CONTRACTING PARTY, on greenhouse gas emissions and energy consumption related to the services and products it provides.

●	Dispose of their different waste that has been produced as a result of the execution of works and/or services and consider the practices for reducing them, taking into account the related laws, where applicable;

●	Ensure the legal origin of the wood used in all processes involving the CONTRACTING PARTY, in the case of suppliers of infrastructure, wood materials);

●	Ensure adherence to the Restriction of Certain Hazardous Substances (RoHS) Directive and the RAEE Directive in Europe, in the case of electrical and electronic equipment suppliers;

●	Comply with the standards and laws of storage and transport of hazardous products/waste, where applicable; And

●	Take responsibility for the care and decontamination of the affected area in cases of operational deviations that cause environmental contamination.

14.3. All provisions set forth in this Agreement apply to CONTRACTOR and its subcontractors involved in fulfilling the subject matter of this Agreement, who shall be aware of the respective requirements.

14.4. The CONTRACTOR is solely responsible for any non-compliance with the conditions set forth in this Agreement, by itself or by its subcontractors, keeping the CONTRACTING PARTY exempt from any burden or penalty, including in case of purchase of materials from third parties.

14.5. At any time the CONTRACTING PARTY may request evidence and make visits to the CONTRACTOR, with the purpose of evaluating compliance with the provisions established in Clause 14.2 of this Agreement, provided that it notifies the CONTRACTOR at least five (05) days in advance and does not impair the progress of the activities.

14.6. Failure to comply with any of the provisions of Clause 14.2 of this Agreement may lead to contractual termination or, at the CONTRACTING PARTY’s discretion, the presentation by the CONTRACTOR of an action plan detailing the corrective measures to be approved by the CONTRACTING PARTY.

15.	LABOR RESPONSIBILITY

15.1. This Agreement does not establish any employment relationship between the Employees of the CONTRACTOR in relation to the CONTRACTING PARTY, which shall remain exempt from any liability or obligation with respect to the employees or subcontractors of the CONTRACTOR involved in the Services, directly or indirectly.

15.2. The provision of the Services shall be directed by the CONTRACTOR’S agents, who shall designate at least one of its employees to interface with the CONTRACTING PARTY on the manner and quality of the execution of the Services.

15.3. The CONTRACTOR assumes full responsibility for the labor, social security and tax charges arising from the bond maintained in relation to its employees in the performance of the object of this Agreement, exempting the CONTRACTING PARTY from any obligations, formally committing to reimburse the CONTRACTING PARTY any and all expenses or costs that it has proven disbursed in this regard.

15.4. In the event that labor claims are filed against the CONTRACTING PARTY, by employees of the CONTRACTOR and / or its consortiums or subcontractors, based on this or any other contract, the CONTRACTOR hereby authorizes the CONTRACTING PARTY, without prior notification, to retain of the invoice (s) due, sufficient amount to pay for the sums claimed, their charges and corresponding procedural expenses, based on the risk estimate valued by labor calculations made by the CONTRACTING PARTY, even if to close the demand by wake up. The discount will be made after the publication of the first instance condemnatory sentence, if the CONTRACTING PARTY does not exclude from the dispute or agreement between the CONTRACTOR and the plaintiff.

15.5. The CONTRACTING PARTY reserves the right to proceed with the retention referred to in the preceding clause, at the calculated value of the request, in cases where the proximity of the expiry of this Agreement does not allow the decision of the 1st Instance to be ad office.

15.6. The CONTRACTING PARTY will proceed, monthly, to discount the sum of the amounts effectively paid to third parties (including attorney fees), for conducting the legal proceedings brought by employees of the CONTRACTOR, or any of its subcontractors, in which the CONTRACTING PARTY appears on the liability side.

15.7. The CONTRACTOR shall be liable for the financial burden arising from any convictions in labor claims brought by its own employees or those of its subcontractors or third parties linked to the provision of Services against the CONTRACTING PARTY, even if it is not part of the liability, under penalty of characterization of default of the Contract.

15.8. The authorization provided for in Clause 15.4 is also applicable for the circumstances in which legal demand occurs, other than the labor, or administrative, in which there is joint and several, subsidiary or isolated conviction, arising, directly or indirectly from the execution of the object of this Agreement, including, but not limited to, procedural costs, attorneys’ fees, indemnifications against the CONTRACTING PARTY, by third parties who consider themselves impaired by the act or fact of the CONTRACTOR, subcontractors, employees or others.

15.9. In lieu of the discount provided for in Clause 15.4, the CONTRACTOR may opt for security or bank guarantee valued by labor calculations made by the CONTRACTING PARTY due to the process, the guarantee of which must be proven constituted and presented to the CONTRACTING PARTY within the same period.

15.10. If there is insufficient balance for retention provided for in Clause 15.4, the CONTRACTING PARTY may require security or bank guarantee in the same terms as provided in the above clause.

15.11. The amounts withheld on the basis of this authorization will be immediately released in favor of the CONTRACTOR, discounting the costs of the process, when any, as soon as it is proven before the CONTRACTING PARTY the extinction, for all legal purposes, of the judicial(s) or administrative action(s) of the retention.

15.12. At the end of the contractual term or in the event of termination of the Contract, the CONTRACTING PARTY reserves the right to withhold amounts related to the rescission amounts of the Employees of the CONTRACTOR, in cases where due payment is not made within the legal period.

15.13. The CONTRACTOR declares that all its employees are insured against risks of accidents at work, exempting the CONTRACTING PARTY from any responsibility for the payment of any indemnities arising from actions of this nature.

16.	OCCUPATIONAL HEALTH AND SAFETY OBLIGATIONS

16.1. The CONTRACTOR must comply with all requirements imposed by federal, state and municipal legislation with respect to occupational safety, hygiene and medicine, particularly those pertinent to Law No. 6,514/77, to Law No. 8,212/91 to Decree No. 2,173/97, Ordinance No. 3,214/78 and all Regulatory Standards, Ordinances and Work Orders issued by the Ministry of Labor and Employment, being responsible for its possible non-compliance by fault or intent, whether by action or omission, by its administrators, employees, subcontractors and employees of these or any of its employees.

16.2. The CONTRACTOR shall inclusive, but not limit to:

a) Develop and implement procedures, work orders and preliminary risk analysis dealing with occupational safety, informing its employees about the measures they must take to eliminate or neutralize the risks of accidents and illnesses arising from work, related to the activities arising from this Agreement;

b) Provide free of charge to its employees, requiring use and supervising the use of Personal Protective Equipment (PPE) and Collective (EPC) duly certified and approved by the Ministry of Labor, always considering the best alternative protection. PPE and EPC’s should be replaced whenever necessary, or in any condition that may present a risk of accident or unsafe condition for the employee;

c) Deliver to the CONTRACTING PARTY all the information requested during the term of the Contract, including when requested by the Area of Health and Safety of the Work of the CONTRACTING PARTY in accordance with the monthly schedule established between the Parties or at any time;

d) Maintain, mandatorily, the dimensioning of SESMT (Specialized Service in Safety Engineering and Occupational Medicine) duly registered in the competent body. If you are not legally obliged to set up your own SESMT, you must keep the name of the person responsible for matters relevant to Occupational Health and Safety, updated, together with the CONTRACTING PARTY’s Occupational Safety Management. SESMT should act in such a way as to control the risks of operations and promote a preventing environment; and

e) Present at the beginning of the provision of the services all the documents requested by the areas of Allied Management or Occupational Safety of the CONTRACTING PARTY, in order to prove that all the applicable requirements of the Regulatory Standards are being met and keep them duly updated during the term of the contract;

16.3. The CONTRACTOR shall keep updated documents in the work environment of the employees to prove:

a) Delivery of PPE - Personal Protective Equipment;

b) Occupational Health Certificate in force according to the risks;

c) Site risk management, through a risk map or Environmental Risk Prevention Program;

d) Updated Normative Training, according to the legally established hourly load;

e) Provide all necessary assistance to the rescue of Occupational Accidents involving its employees, as well as provide the issuance of CAT, within the established legal deadlines and forward a copy of it to the Management of Occupational Health and Safety of the CONTRACTING PARTY, reporting the occurrence in the monthly reports established between the Parties;

f) To provide the standardization of its employees, appropriate to the risk of its activities, according to legal requirements and standards, paying attention to the appropriate periods of exchange, especially for those categorized as Risk II; And

g) Allow the CONTRACTING PARTY, upon providing for communication of at least five (5) working days in advance, to perform a documentary audit or at the workplace, in order to verify compliance with legal requirements, subjecting the CONTRACTOR to specific penalties when identifying irregularities and or non-compliance with the Contract and non-conformities. In being detected irregularities or conditions that expose employees to risks, the CONTRACTING PARTY will have the right to request the embargo of the operation until the regularization of the situation pointed out.

17.	GENERAL PROVISIONS

17.1. Nothing in this Agreement shall be construed as creating any corporate, labor or tax relationship between the Parties or their representatives.

17.2. This Agreement is entered into in an irrevocable and irrevocable manner, obliging the Parties, as well as their successors and assigns to any title. The Parties and their successors and assigns shall fully comply with the obligations set forth in this Agreement in accordance with applicable rules.

17.3. The declared nullity of any of the clauses or conditions herein agreed shall not result in the invalidity of this Agreement, which shall remain valid and enforceable in all its other terms and conditions. If the alluded illegality, invalidity or unenforceability is of a temporary nature, the device reached shall have its effects suspended until such time as the conflict with applicable law ceases. However, if the alluded illegality, invalidity or unenforceability is of a permanent nature, the Parties, by mutual agreement, shall herein provide a new provision to replace the previous one and preserve the content of the Clause or condition in question.

17.4. This contract does not represent a relationship between the Parties of a labor, representative, joint venture, de facto or legal partnership, consortium or any other nature. If they so wish, the Parties must formalize a separate competent instrument.

17.5. Any notice or other communication from one Party to the other related to the Agreement shall be made in writing, in Portuguese, and shall be deemed delivered if sent by registered mail, e-mail (e-mail), in any case with formal proof of receipt, at the addresses mentioned by them in the preamble to the Agreement, or to the addresses that, in the future, will expressly indicate.

17.6. The CONTRACTOR expressly acknowledges that it may not, either by itself or by its directors, employees or agents, sign any document or assume obligations on behalf of the CONTRACTING PARTY or use its trademark without its prior and express authorization.

17.7. It is expressly and irrevocably established that the Parties’ failure to exercise any rights or powers assisting them under this Agreement, or the tolerance for delays in fulfilling obligations, shall not characterize or affect those rights or powers, which may be exercised at any time and shall not alter the conditions agreed forth in this Agreement.

17.8. This Agreement is entered into on an irrevocable and irrevocable basis, constituting legal, valid and binding obligations between the Parties and their successors in any capacity, being enforceable in accordance with their respective terms. The provisions contained in this Agreement consist of the entire agreement between the Parties and shall prevail over all prior agreements and understandings and herein not expressly stated, both written and verbal, if any signed between them with respect to their object.

17.9. This Agreement shall be governed by and construed by the laws of the Federative Republic of Brazil.

17.10. The CONTRACTOR and the CONTRACTING PARTY appoint as responsible for the management purposes of this Agreement, respectively: by THE CONTRACTING PARTY TELEFÔNICA and the CONTRACTOR ENERGEA.

If for the CONTRACTING PARTY:

CORRESPONDENCE: Av. Engenheiro Luís Carlos Berrini, 1.376 - 16º andar, Cidade Monções, São Paulo - SP, 04571-936.

A/C and E-mail:

A/C Jussara Oliveira Tassini / E-mail: jussara.tassini@telefonica.com

A/C Claudio Donizete de Araujo / E-mail: claudio.araujo@telefonica.com

A/C Marcelo Baptista da Silva / E-mail: marcelob.silva@telefonica.com

If for the CONTRACTOR:

CORRESPONDENCE: Rua Voluntários da Pátria, 190, Grupo 925, Botafogo, Rio de Janeiro, RJ, ZIP Code: 22270-902

A/C André Cavalcanti de Castro/ E-mail: andre.castro@geraeb.com.br;

A/C Ramon de Oliveira Junior/ E-mail: ramon.oliveira@geraeb.com.br.

17.11. The Agreement is recognized by the Parties as an enforceable title, in the form of Article 784, item III, of the Code of Civil Procedure, for the purpose of collecting the amounts due.

17.12. No change to the terms of this Agreement shall take effect unless it is made in writing and signed by each Party.

17.13. This Agreement constitutes the entire agreement of the Parties and annuls and supersedes any prior agreements and documents between the Parties, verbal or written, in relation to the same matter and objects herein.

17.14. This Agreement is given the character of non-exclusivity, either in relation to the provision of the services, or in relation to the CONTRACTOR, or in relation to the employees of the CONTRACTOR.

17.15. This Agreement obliges the Parties and successors to comply with and enforce, at any time, the provisions herein agreed upon.

17.16. Any delays in meeting the deadlines set or violations of the provisions of this Agreement, by either Party, shall be considered as excluding liability and contractual fines, if they result from force majeure and/or fortuitous event, as provided for in Article 393 of the Brazilian Civil Code, and the Party unable to comply with its obligation shall make notice to the other, in writing and immediately, of the occurrence of its impossibility and respective consequences.

17.17. During the course of the term of this Agreement and in respect of its performance, all statements shall be expressed in writing, regardless of the silence of the Parties in accordance with any term and/or condition that wishes to apply to it.

17.18. Neither Party may claim ignorance or non-receipt of any communication that has been addressed and addressed in the manner provided for above, and it is certain that none of them may claim ignorance if, having changed addresses, it has not notified the other of such circumstances and the new address.

17.19. In view of the nature and subject matter of this Agreement, the CONTRACTOR undertakes, by itself, its employees and/or agents, to maintain absolute secrecy about the data, technical or commercial specifications and other confidential information to which it may have access or knowledge under this Agreement, not disclosing it in any way or under any pretext. The confidentiality nature extends in time and space and must be respected by the CONTRACTOR, as well as by its employees and agents, not only during the term of the Agreement, but also after the eventual termination of the contractual relationship, under penalty of being liable for losses and damages and other compliances provided for non-compliance with a contractual clause.

17.20. It is now certain and agreed between the Parties that the CONTRACTING PARTY may, at any time and at its sole discretion, carry out audits in order to verify whether the CONTRACTOR is complying with the terms and conditions of this Agreement, and the CONTRACTOR, in such cases, allow the employees of the CONTRACTING PARTY, or whoever it indicates, to have access to the documents of the CONTRACTOR that, directly or indirectly, are related to the provision of services covered by this Agreement.

17.21. This Agreement is for the sole and exclusive benefit of the Parties, their respective successors and authorized assigns, and this Agreement shall not confer upon any third party any prerogative, power, cause of action or right.

18.	FORUM OF ELECTION

18.1. In the event of any claim or controversy arising out of this Agreement, relating to or arising out of its breach, the Parties shall make their best efforts to resolve the matter in an amicable manner.

18.2. If the Parties do not reach an agreement, disputes between the Parties arising out of this Agreement shall be settled by arbitration, to be conducted in the city of São Paulo, in Portuguese, before an arbitral tribunal consisting of one (1) arbitrator, in accordance with the regulations of the Chamber of Business Arbitration Brazil - CAMARB (“Arbitration Chamber”) and with this Agreement, especially with the adoption of expeditious rite.

18.3. Without waiver or prejudice of this arbitration clause, the Parties retain the right to file judicial measures to (a) request injunctions or precautionary measures in order to avoid injury or threat of injury of rights prior to the establishment of the arbitral tribunal; (b) require compliance with this arbitration clause; (c) implement this Instrument or require compliance with the decisions of the arbitral tribunal. To this end, the Parties elect the forum of the city of São Paulo.

18.4. For the purposes of Article 10, §2 of Provisional Measure No. 2002-2, the Parties expressly state that they fully recognize the authenticity, integrity and legal validity of the instrument herein signed by electronic means.

Because they are so fair and contracted, the Parties sign this instrument in one (1) copy of the same content, together with two (2) undersigned witnesses.

São Paulo, 2 de July de 2020.

ENERGEA PALMAS S.A.

Name: André Cavalcanti de Castro

Position: Director

TELEFÓNICA BRASIL S.A.

Name: Position:	Name: Position:

GERA ENERGIA BRASIL S.A.

Name: André Cavalcanti de Castro Position: Managing Partner	Name: Ramon de Oliveira Junior Position: Managing Partner

Witnesses:

Name: CPF: RG:	Name: RG: CPF:

ANNEX I - Definition of the terms and expressions used in this Agreement

Aiming at the perfect understanding of the Contract, the words and expressions are defined, in high box, listed below. The use of the definitions contained in this ANNEX, in the plural or singular, in the masculine or the feminine, does not alter the meanings attributed to them:

a) National Electricity Agency - ANEEL: Special authority responsible for the standardization and supervision of electricity services, established by Law No. 9,427 of December 26, 1996, and regulated by Decree No. 2,335 of December 6, 1997.

b) Necessary Areas – Areas necessary for the implementation of the DGS within the scope of the DGS that are part of the Distributed Generation Project, to be made available from the time of signing this Agreement, as instructed by the CONTRACTING PARTY.

c) Local Concessionaire: is the distribution concessionaire corresponding to one of the locations where the respective Necessary Areas of the DGSs are part of the Distributed Generation Project.

d) Billing Document: is the billing document issued by the CONTRACTOR to the CONTRACTING PARTY indicating the amounts due under this Agreement for the services provided in a respective month.

e) ELECTRICITY: Amount of ELECTRICITY active during any period of time, expressed in Watt-hours (Wh) or its multiples.

f) COMPENSATED ELECTRICITY: active energy injected into the local concessionaire by each consumer unit of the contracting party with distributed microgeneration or associated distributed mini generation, and which was granted through a free loan to the local concessionaire, and later compensated with the consumption of electricity active.

g) Index: should be considered the National Broad Consumer Price Index (IPCA) or, in the case of its extinction, by another index that better reflects the loss of purchasing power of the national currency.

h) Distributed Microgeneration: electric power generating plant, with installed power less than or equal to 75 kW and using qualified cogeneration, according to ANEEL regulations, or renewable sources of electricity, connected to the distribution network through consumer unit installations.

i) Distributed Minigeneration: electric power generating plant, with installed power greater than 75 kW and less than or equal to 5 MW for water sources (REN 786/2017) or less than or equal to 5 MW for qualified cogeneration, according to ANEEL regulations, or for other renewable sources of electricity, connected to the distribution network through consumer unit installations.

j) Term: Period defined in Clause 3.1.

k) Electricity Compensation System - SCEE: system in which the active energy injected per consumer unit with microgeneration or distributed mini generation is transferred, through a free loan, to the local distributor and later compensated with the consumption of active electricity.

l) Distributed Generation System - DGS system developed and implemented by the CONTRACTOR under the Terms of DGS Leasing Agreements, capable of generating electricity in the remote self-consumption modality and intended for the compensation of electricity consumed by the CONTRACTING PARTY Unit, located in the concession area, pursuant to Resolution 482/2012, and subsequent amendments.

m) Consumer Unit: is the set composed of installations, electrical equipment, conductors and accessories, including the substation, characterized by the receipt of electricity at only one point of delivery, with individualized measurement, corresponding to a single consumer and located in the same property or in contiguous properties.

Annex II - Financial Conditions: Price, Billing and Payment

1. PRICES

1.1.	For the provision of services, the subject of this Agreement, the CONTRACTING PARTY will pay the CONTRACTOR monthly the sum of the O&M values defined for each plant, as shown in the table below, also considering that the O&M value for each plant will be initiated from the effective adhesion of the respective plant to the Distributor’s SCEE.

Plant	Installed Power (MW)	Fixed Monthly Amount O&M R$)
UF 1 (CGS)	1,38	R$ 17,884.51
Total	1,38	R$ 17,884.51

1.2.	The amount provided for in Clause 1.1 includes all direct costs (materials, labor, installation/configuration, administration, social, labor and tax charges, among others) and indirect (fees, insurance, taxes, expenses and customs fees, operational transportation expenses (national and international freight), transportation of materials, goods and people and their insurance, packaging, lodgings, air tickets, road, travel, food, equipment, tools, consumable goods, among others), as well as any input that may influence the same, not being admitted, in any capacity, the collection of additional amounts.

2. BILLING CONDITIONS

2.1.	The billing(s) to be realized by the CONTRACTING PARTY, in accordance with the prices provided for in item 1.1 of this Annex II, shall only occur after the issuance of the respective requests by the CONTRACTING PARTY. The CONTRACTOR must indicate, at the time of billing, any tax benefits contained in the request or supervenient to it.

2.2.	Only the charge will be accepted with the prior issuance of Invoice according to applicable legislation. The CONTRACTOR shall issue the collection tax document(s), demonstrating the deduction of any withholdings, if any, in the net amount receivable, which shall contain the information described below, otherwise the respective payment will not be made:

2.2.1.	CONTRACTING PARTY’s address.

2.2.2.	Address / Municipality where the services are being delivered.

2.2.3.	Postal Address Code (ZIP Code) of the Municipality where the service was provided.

2.2.4.	SAP number.

2.2.5.	Purchase Order number and numbers of the respective items and sub-items of the order and the number of the work, when any.

2.2.6.	Spreadsheet containing the description of the services as broken down in the order in correspondence with the items and sub-items contained in the invoice.

2.2.7.	Contract Management Area responsible for approving and releasing the payment.

2.2.8.	Account Assignment (account, cost center, cost object).

2.3.	Invoices must be issued on behalf of the CONTRACTING PARTY and/or the qualifying subsidiary(s) below according to the place where the services/goods are supplied:

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The foregoing portions of this exhibit, indicated by the redaction boxes, were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Company’s application requesting confidential treatment pursuant to Rule 406 of the Securities Act of 1933, as amended.

2.4.	The Invoice(s) Invoice(s)/invoice(s) submitted by the CONTRACTOR shall contain the order numbers and the supply order number indicated by the CONTRACTING PARTY.

2.5.	The billing will be made by the CONTRACTOR upon presentation, in the manner indicated in items 3.2 to 3.5 below, of the collection documents that prove the actual supplies of the Goods, as well as presenting all the information requested by the CONTRACTING PARTY for the clarification of the collection, otherwise payment will not be made.

2.6.	Invoices issued in disagreement with the payment terms described in this agreement and its attachments will mischaracterize any delay by the CONTRACTING PARTY.

2.7.	The CONTRACTOR will be responsible for the charges/expenses that the CONTRACTING PARTY may incur due to the presentation of Invoices/ Invoices in the JU (single window) outside the period of competence thereof.

3. PAYMENT TERMS

The payment (s) will be made after 35 (thirty-five) days from the total fulfillment of all the conditions listed below: (i) delivery, by the CONTRACTOR, of the tax documentation and of billing in the CONTRACTING PARTY’s tool / Portal referring to 100% (one hundred percent) of each event in the order; (ii) payment of 100% (one hundred percent) of the obligations related to each physical event; (iii) approval of said event in the CONTRACTING PARTY’s payment system; and (iv) legal contract signed and in force on the date of approval of the physical event in the CONTRACTING PARTY’s system, observing the Treasury Cycles, rules and proportions established in this Annex

3.1.1.	The “Treasury Cycles” are pre-defined dates by the CONTRACTING PARTY, every six months, for making payments during the month, with a minimum periodicity of 03 (three) times and maximum interval between each Cycle of 15 (fifteen) days. Currently, the days defined for making payments are 04, 12 and 22 of each month or on the first business day following these.

3.1.2.	The CONTRACTOR will be communicated by the CONTRACTING PARTY, at least 30 (thirty) days in advance, at each change of the Treasury Cycles.

3.1.3.	If the payment(s) is scheduled for a different date(s) of the Treasury Cycles, it(s) will be made in the Cycle immediately after the scheduled date, without this representing delay and resulting in the CONTRACTING PARTY’s penalty.

3.1.4.	If any of the Treasury Cycles is on a non-working day, the maturity will be given to the first business day immediately thereafter.

3.2.	The invoice(s) tax(s) will be delivered(s) when inserted in the BrNotas tool or other tool(s), as directed by the CONTRACTING PARTY.

3.3.	Access to the BrNotas tool must be via the https://ged360.vivo.com.br/brnotaslink.

3.4.	With this process it will no longer be necessary to send physical documents to the CONTRACTING PARTY. The manual for access and handling of the tool will be made available by the Contract Management Area.

3.5.	If billing occurs in the checkbook model, the invoice must be physically delivered to the address below, without the need for electronic delivery mentioned in the previous items:

Delivery Center - SBC

Rua Brasílio Machado, 355 - Térreo - Ferrazópolis

São Bernardo do Campo, SP - Brazil - ZIP Code 09715-140

3.6.	The forwarding of insufficient or incomplete documentation by the CONTRACTOR will lead to the return, so that the deadline for the corresponding payment will start from the new receipt of the corrected documentation, provided that it is complete and without inaccuracies.

3.7.	The payment(s) will be made by the CONTRACTING PARTY through a bank account deposit indicated by the CONTRACTOR in the CONTRACTING PARTY’s Suppliers Register. Any changes in the bank account data must be requested from the CONTRACTING PARTY by letter, 15 (fifteen) days in advance, in the CONTRACTOR’s letterhead form, signed by its legal representative(s).

3.7.1.	The proof(s) of bank deposit relating to the payment(s) shall serve as a supporting document(s) of full, general and unrestricted discharge, and no longer fit any kind of collection by the Contractor to the CONTRACTING PARTY, in any way, relating to the subject matter of this Agreement.

3.7.2.	If it is necessary to remit amounts abroad, the Income Tax on the remittance, as well as any other tax charges due will be deducted by the CONTRACTING PARTY from the total amount of the invoice due to the CONTRACTOR.

3.8.	In the event of delays in payments due to the CONTRACTING PARTY’s exclusive fault, the CONTRACTING PARTY will be automatically subject to payment of the principal amount indicated on the respective invoice, plus: (i) moratorium fine of 2% (two percent); (ii) default interest at the rate of 1% (one percent) per month, calculated from the due date of the respective invoice to the date of the actual payment “pro-rata-die”; (iii) monetary correction based on the variation of the adjustment index stipulated in the Contract or other index that will replace it, calculated from the due date of the respective invoice to the date of the actual payment “pro-rata-die.

3.8.1.	The CONTRACTING PARTY is not responsible for any types of financial charges arising from late payments arising from registration divergences not reported by the CONTRACTOR in a timely manner for the payment of the billing document.

3.8.2.	The moratorium penalties of which item 3.8 is dealt with. will be charged by the CONTRACTOR by debit note, due on the same date of billing of the month following payment of the invoice in arrears, and must be paid by the CONTRACTING PARTY upon deposit in the bank account of the CONTRACTOR, serving the proof of deposit as proof of payment and receipt of discharge

3.9.	Upon prior notice, the CONTRACTING PARTY is authorized to deduct from the CONTRACTOR’s claims related to this Agreement any credits it has in the face of the CONTRACTOR, regardless of question or protest.

3.9.1.	The Parties establish that, once the CONTRACTOR is liable to the CONTRACTING PARTY as a result of the provision of services related to its economic activity, the CONTRACTING PARTY may offset the CONTRACTOR’s debt to the credits to which it is entitled under this instrument, in accordance with art. 368 and following of the Civil Code.

3.9.2.	No payment will exempt the CONTRACTOR from the responsibilities of the Contract, nor will it imply definitive acceptance of the Goods/services, in whole or in part.

3.10.	Failure to timely or satisfactorily comply with any of the CONTRACTOR obligations, except if arising from a fact that can be attributed to the CONTRACTING PARTY, will give rise to the right to withhold the payments provided for in this Agreement until such obligation is satisfactorily and fully fulfilled, without prejudice to the application of the penalties provided for in this Agreement.

3.11.	Except in the case of formal agreement by the CONTRACTING PARTY, it is expressly forbidden to assign or transfer credits to third parties, therefore, any and all payments will be made directly to the CONTRACTOR, exempting the CONTRACTING PARTY from any and all payments or obligations to third parties, for securities placed in collection, discounts, surety or other circulation or guarantee, including regarding the rights emerging from it, it being established that, under no circumstances, it will accept such titles, which will be returned, incontinently, to the individual or legal entity that has presented them.

3.12.	Considering that the physical and financial consideration of the subject matter of this Agreement is subject to budgetary limits of mandatory compliance by the CONTRACTING PARTY, the CONTRACTOR shall have a maximum period of twelve (12) months from the issuance of the application for the supply of the Goods and/or Services, in order to present all the collection documentation relating thereto (Invoice).

3.12.1.	The CONTRACTOR authorizes, from now on, the CONTRACTING PARTY to cancel, after the deadline set out above, the request not executed by the CONTRACTOR, in its entirety and the balance remaining therein.